Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
Dennis D. Vegas
(713) 943-7574

Curt Glowacki Rejoins Mexican Restaurants, Inc. as Chief Executive Officer

Houston, TX, April 4, 2007 - Mexican Restaurants, Inc. (MRI) (NASDAQ:CASA) Board of Directors announced today that Curt Glowacki has rejoined the Company and has been appointed President, Chief Executive Officer effective immediately. Mr. Glowacki succeeds Lou Neeb, who served as interim CEO. Mr. Neeb will continue to serve as the Company’s non executive chairman.

“We are delighted that Curt has decided to return to the MRI family. Curt was instrumental over the last 20 years in transforming our organization into a world-class organization, and a growth company. His insights, leadership, and strategic vision will be critical as the organization now positions itself to expand and grow its concepts”, stated Lou Neeb on behalf of the Board.

“MRI was a labor of love and it is an honor to be afforded the opportunity to once again lead this great organization. We enjoyed tremendous successes in the past, and I am incredibly excited about working with the employees, its leadership team, and the Board in achieving our growth strategies for the future and in creating shareholder value”, said Mr. Glowacki.

About Mexican Restaurants, Inc.
Mexican Restaurants, Inc., based in Houston, Texas, operates 79 Mexican restaurants (60 Company-owned, 18 franchises and one licensed). The current system includes seven brands: Casa Olé, Monterey’s Tex Mex Café, Monterey’s Little Mexico, Tortuga Mexican Kitchen, Mission Burritos, La Senorita and Crazy Jose’s. In 2006 the Company had annual system sales of more than $100 million and Company revenues exceeding $82.0 million. The Company currently employs more than 2,800 employees across four states. For more information on the Company, please visit the company’s web site at www.mexicanrestaurantsinc.com.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K, that attempt to advise interested parties of the risks and factors that may affect the Company’s business.